Exhibit 4.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOLLAR FINANCIAL CORP.

Pursuant to Section 242 of
the General Corporation Law of the State of Delaware

Dollar Financial Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.  The name of the Corporation is Dollar Financial Corp.

2.  This Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.  This Amendment amends Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by deleting the paragraph A of Article FOURTH and substituting in lieu thereof the following new paragraph A of Article FOURTH, to read in its entirety as follows:

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), consisting of:

1.	One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share (hereinafter referred to as the “Common Stock”), and

2.	Ten Million (10,000,000) shares of Preferred Stock, par value $.001 per share (hereinafter referred to as the “Preferred Stock”).

4.  This Amendment will become effective at 4:00 P.M. Eastern Time on November 17, 2010.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its officer thereunto duly authorized, this 17th day of November, 2010.

DOLLAR FINANCIAL CORP.

By: /s/ Randy Underwood
Name: Randy Underwood
Title: Executive Vice President, Chief Financial
Officer and Assistant Secretary